EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation
Delaware River Investment Corporation	Rhode Island
Five Star Investment Corporation	Rhode Island
The Washington Trust Company, of Westerly	Rhode Island
WT Capital Trust I	Delaware
WT Capital Trust II	Delaware